Exhibit 99.1

MathStar, Inc. Announces Third Quarter Earnings and Conference Call

          HILLSBORO, Ore., Nov. 9 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq: MATH), the field programmable object array (FPOA) leader, today announced results for its third quarter ended September 30, 2006. For the third quarter of 2006, revenues were $28,000 compared to $15,000 for the same quarter last year. Research and development (R&D) costs for the quarter ended September 30, 2006 were $4.3 million compared to $1.7 million for the same quarter last year. The increase of $2.6 million was primarily the result of costs related to the tape out of the Company’s first production version of its Arrix(TM) FPOA, increased payroll and contract engineering costs and allocation of rent and other overhead costs from selling, general and administrative (SG&A) to R&D. Selling, general and administrative costs were $2.6 million compared to $1.6 million for the same quarter last year. The increase of $1.0 million was primarily the result of increased payroll costs of about $0.9 million, of which approximately $0.7 million was the non-cash expense associated with restricted stock awards and employee options and increased costs of $0.3 million associated with being a public company and other administrative costs. The increase was offset by an allocation of $0.2 million of rent and overhead costs to R&D.

          Revenues for the nine months ended September 30, 2006 were $46,000 compared to $55,000 for the same period last year. Research and development costs for the nine months ended September 30, 2006 were $10.3 million compared to $6.0 million for the same period last year. The $4.3 million increase was primarily the result of increased payroll and engineering costs of $1.6 million, increased outside engineering and design consultants costs of $0.7 million and increased overhead costs of $0.7 million (due to an allocation from SG&A). Selling, general and administrative costs increased $2.8 million to $7.1 million for the nine months ended September 30, 2006 from $4.3 million in the same period last year. The increase is primarily the result of increased payroll costs of $2.6 million, of which approximately $2.0 million was non-cash expenses associated with restricted stock awards and employee options, and $0.8 million increased costs of being a public company and other administrative costs. This increase was offset by an allocation of $0.7 million of rent and overhead costs to R&D. The Company’s cash used in operating activities for the nine months ended September 30, 2006 was $14.5 million compared to $9.6 million for the same period last year. The $4.6 million increase was primarily the result of increased R&D expenditures, building the SG&A infrastructure and costs associated with being a public company. The Company’s use of cash in investing activities for the nine months ended September 30, 2006 was $0.3 million compared to none for the same period last year. The cash used in investing activities for the nine months ended September 30, 2006 was for purchase of property and equipment. Cash flow from financing activities was $4.4 million for the nine months ended September 30, 2006 compared to $5.7 million for the same period last year. The Company received $3.8 million in advance of the October 2006 private equity investment closing and received proceeds of $0.5 million from the exercise of warrants in the nine months ended September 30, 2006. In April 2005, the Company placed $5.5 million of convertible notes.

          “We are excited about the interest we have seen for our new Arrix Family of Products in the marketplace,” said Douglas Pihl, CEO and president. “I believe we have the right product for the market and the management team to make our Company successful.”

          MathStar, Inc. will present a full business update during a conference call for interested members of the investment community at 1:30 p.m. PST on Thursday, November 9, 2006. The dial-in numbers for the conference call are 303-262-2004 or 866-250-3615. A replay of the call will be available on the company’s Web site: http://www.mathstar.com .

          About MathStar, Inc.

          MathStar is a fabless semiconductor company that designs, manufactures and markets a new class of programmable logic chips called Field Programmable Object Arrays(TM) (FPOAs). FPOAs are high-performance, reprogrammable integrated circuits based on proprietary Silicon Object(TM) technology. MathStar’s reprogrammable FPOA can process logic functions at a clock rate up to 1 gigahertz, much faster than current commercially available programmable logic devices. MathStar’s flagship product line, the Arrixtm Family of Products, represents a powerful solution that is ideal for digital signal processing and filtering applications in the machine vision, video processing, medical imaging and military/aerospace markets. FPOAs are available now and supported by a wide range of development tools, libraries, application notes and technical documentation. For more information, please visit www.mathstar.com ..

          Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2006 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SOURCE  MathStar, Inc.
          -0-                                                            11/09/2006
          /CONTACT:  Douglas Pihl or James Cruckshank of MathStar, Inc., +1-503-726-5500, or info@mathstar.com; or Jeff Hardison of McClenahan Bruer Communications, +1-503-546-1000, or jeff@mcbru.com, for MathStar, Inc./
          /Web site:  http://www.mathstar.com/
          (MATH)